Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form F-1/A (Amendment No. 1) of our report dated September 8, 2014, except for Note 5 (paragraphs 3, 6 and 9), Note 6, Note 10, Note 16 (paragraph 7), Note 20 and Note 27, as to which the date is May 21, 2015), on the financial statements of Prime Acquisition Corp. as of and for the year ended December 31, 2013, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ WeiserMazars LLP
New York, New York

August 9, 2016